Exhibit 5.1

March 19, 2019

Petróleo Brasileiro S.A.— Petrobras

Avenida República do Chile, 65

20031-912 Rio de Janeiro—RJ

Brazil

Petrobras Global Finance B.V.

Weena 762

3014 DA Rotterdam

The Netherlands

Ladies and Gentlemen:

I am the General Counsel of Petróleo Brasileiro S.A. — Petrobras (“Petrobras”), a sociedade de economia mista organized under the laws of the Federative Republic of Brazil (“Brazil”). This opinion is being furnished to you in connection with the amended and restated guaranty (the “Guaranty for the 2029 Notes”) dated as of March 19, 2019 for the U.S.$750,000,000 aggregate principal amount of 5.750% Global Notes due 2029 (the “2029 Notes”) by and between Petrobras, as the guarantor, and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) under the indenture (the “2012 Base Indenture”) dated as of August 29, 2012, by and between Petrobras’s wholly-owned subsidiary, Petrobras Global Finance B.V. (“PGF”), and the Trustee as supplemented pursuant to the Amended and Restated Twenty-Fifth Supplemental Indenture, dated as of March 19, 2019 (the “Amended and Restated Twenty-Fifth Supplemental Indenture” and, together with the 2012 Base Indenture, the “2029 Indenture”) by and among PGF, Petrobras and the Trustee. This opinion is also being furnished to you in connection with the guaranty (the “Guaranty for the 2049 Notes” and, together with the Guaranty for the 2029 Notes, the “Guaranties”) dated as of March 19, 2019 for the U.S.$2,250,000,000 aggregate principal amount of 6.900% Global Notes due 2049 (the “2049 Notes” and, together with the 2029 Notes, the “Notes”), by and between Petrobras, as the guarantor, and the Trustee, under the indenture (the “2018 Base Indenture”) dated as of August 28, 2018, by and between PGF and the Trustee, as supplemented pursuant to the First Supplemental Indenture, dated as of March 19, 2019 (the “First Supplemental Indenture” and, together with the 2018 Base Indenture, the “2049 Indenture” and, together with the 2029 Indenture and the Guaranties, the “Transaction Documents”), by and among PGF, Petrobras and the Trustee.

For the purpose of rendering this opinion, I have examined the execution copies or copies certified to my satisfaction of the following documents:

(i)	the 2012 Base Indenture;

(ii)	the 2018 Base Indenture;

(iii)	a form of the Amended and Restated Twenty Fifth Supplemental Indenture;

(iv)	a form of the First Supplemental Indenture;

(v)	a form of the Guaranty for the 2029 Notes;

(vi)	a form of the Guaranty for the 2049 Notes;

(vii)	the Estatuto Social of Petrobras;

(viii)	resolutions of the board of directors and board of executive officers of Petrobras authorizing the signing of each Transaction Document to which Petrobras is a party;

(ix)	a Secretary’s Certificate of Petrobras;

(x)	an Officer’s Certificate of Petrobras; and

(xi)	such other documents, records and matters of law as I have deemed necessary;

In rendering the foregoing opinions, I have assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so.

Based on the foregoing and subject to the qualifications and limitations hereinafter specified, I am of the opinion that:

(i)	Petrobras has been duly incorporated and is validly existing as a corporation (sociedade de economia mista) under the laws of Brazil.

(ii)	Petrobras has all power and authority to enter into and perform its obligations under the Guaranties.

(iii)	The execution, delivery and performance of the Guaranties have been duly authorized by the board of directors and board of executive officers of Petrobras.

I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the laws of Brazil.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement, and in any prospectus supplements related thereto, under the heading “Legal Matters” as counsel who has passed on specific opinions based on Brazilian law and relating to the Notes, the 2029 Indenture, the 2049 Indenture and the Guaranties, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Taísa Oliveira Maciel
Taísa Oliveira Maciel
General Counsel of Petrobras

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